Exhibit 99.1

For further information:                      TRADED: NYSE (IEX)
Investor Contact:
Heath Mitts
Senior Vice President and Chief Financial Officer
(847) 498-7070

MONDAY, APRIL 20, 2015

IDEX REPORTS FIRST QUARTER RESULTS - EPS OF 84 CENTS

LAKE FOREST, IL, APRIL 20 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three month period ended March 31, 2015.

First Quarter 2015 Highlights

•	Orders were up 2 percent organically

•	EPS of 84 cents with operating margin of 20.3 percent

•	Repurchased 830 thousand shares of common stock for $62 million

•	Announced a 14 percent increase in the quarterly dividend on April 8, 2015

•	Announced an agreement to acquire Novotema

First Quarter 2015
Orders of $524 million were down 2 percent (+2 percent organic, +1 percent acquisition and -5 percent foreign currency translation) compared with the prior year period. Sales of $502 million were down 8 percent (-4 percent organic and -4 percent foreign currency translation) compared with the prior year period.

Gross margin of 45.0 percent was up 10 basis points from the prior year period, while operating margin of 20.3 percent was down 60 basis points from the prior year primarily due to the fulfillment of a large Dispensing order in the prior year period.

Net income of $66 million decreased 12 percent from the prior year period, while earnings per share of 84 cents decreased 7 cents, or 8 percent, from the prior year period. EBITDA of $122 million was over 24 percent of sales and covered interest expense by more than 11 times, while free cash flow of $43 million was 65 percent of net income.

The Company repurchased 830 thousand shares of common stock for $62 million in the first quarter of 2015 and announced a 14 percent increase in the quarterly dividend on April 8, 2015.

“IDEX’s first quarter 2015 results delivered 84 cents of EPS, exceeding our prior guidance, while building $22 million in backlog. As expected, on a consolidated basis, organic sales declined 4 percent and operating margins decreased 60 basis points compared to the prior year period, primarily due to the 2014 benefit from the fulfillment of a large Dispensing order. First quarter results were also tempered by the continued strength of the U.S. dollar compared to our guidance in January and a tougher than anticipated economic climate in selective end markets.

In 2015, our team is focused on pursuing new opportunities and driving productivity and margin expansion to offset the effects from the strong U.S. dollar and the large 2014 projects. However, there have been discrete areas of weakness, specifically in agriculture and businesses exposed to large capital projects, which have declined more than originally forecasted. Currently, we do not anticipate a recovery in 2015 in these end markets. Based on this outlook, we are lowering full year 2015 EPS guidance to $3.50 to $3.60, while maintaining an operating margin of approximately 21 percent. We are projecting second quarter 2015 EPS of 88 to 90 cents.

Regardless of the strong U.S. dollar and some challenging end markets, we remain confident in our strategy to deliver total shareholder returns over the long-term. On April 8, 2015, the IDEX Board of Directors approved a 14 percent increase to the quarterly shareholder dividend. We continue to execute our share repurchase program and expect it to continue throughout 2015. Also today, we announced an agreement to acquire Novotema, a leader in the design, manufacture and sale of specialty sealing solutions. Novotema, located in Villongo, Italy, will operate in our Sealing Solutions group and expand our ability to offer customized high precision sealing solutions in multiple end markets and geographies. We look forward to Novotema joining the IDEX family.”

Andrew K. Silvernail
Chairman and Chief Executive Officer

First Quarter 2015 Segment Highlights

Fluid & Metering Technologies

•	Sales of $218 million reflected a 2 percent decrease compared to the first quarter of 2014 (+1 percent organic, +1 percent acquisition and -4 percent foreign currency translation).

•
Operating margin of 25.6 percent represented a 30 basis point increase compared with the first quarter of 2014 primarily due to productivity initiatives including the benefits from our 2014 restructuring actions.

•	EBITDA of $63.1 million resulted in an EBITDA margin of 28.9 percent, up 60 basis points compared with the first quarter of 2014.

Health & Science Technologies

•	Sales of $179 million reflected a 4 percent decrease compared to the first quarter of 2014 (all foreign currency translation).

•
Operating margin of 20.9 percent represented a 150 basis point increase compared with the first quarter of 2014 primarily due to productivity initiatives including the benefits from our 2014 restructuring actions.

•	EBITDA of $47.8 million resulted in an EBITDA margin of 26.7 percent, up 150 basis points compared with the first quarter of 2014.

Fire & Safety/Diversified Products

•
Sales of $107 million reflected a 22 percent decrease compared to the first quarter of 2014 (-16 percent organic and -6 percent foreign currency translation) primarily due to the fulfillment of a large Dispensing order within the prior period.

•	Operating margin of 25.5 percent represented a 340 basis point decrease compared with the first quarter of 2014 primarily due to lower volume and a challenging comparison.

•	EBITDA of $29.6 million resulted in an EBITDA margin of 27.7 percent, down 260 basis points compared with the first quarter of 2014.

For the first quarter of 2015, Fluid & Metering Technologies contributed 43 percent of sales, 46 percent of operating income and 45 percent of EBITDA; Health & Science Technologies accounted for 36 percent of sales, 31 percent of operating income and 34 percent of EBITDA; and Fire & Safety/Diversified Products represented 21 percent of sales, 23 percent of operating income and 21 percent of EBITDA.

Non-U.S. GAAP Measures of Financial Performance
The Company supplements certain U.S. GAAP financial performance metrics with non-U.S. GAAP financial performance metrics in order to provide investors with better insight and increased transparency while also allowing for a more comprehensive understanding of the financial information used by management in its decision making. Reconciliations of non-U.S. GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and in no way are considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP. There were no adjustments to U.S. GAAP financial performance metrics other than the items noted below.

•
Consolidated EBITDA is calculated as net income plus interest expense plus provision for income taxes plus depreciation and amortization; while segment EBITDA is calculated as operating income plus other income plus depreciation and amortization.

•	Adjusted EBITDA is calculated as EBITDA plus restructuring expenses.

•	Free cash flow is calculated as cash flow from operating activities less capital expenditures plus the excess tax benefit from share-based compensation.

Table 1: Reconciliations of Consolidated EBITDA, Adjusted EBITDA and Free Cash Flow (dollars in thousands)

Table 2: Reconciliations of Segment EBITDA (dollars in thousands)

Conference Call to be Broadcast over the Internet
IDEX will broadcast its first quarter earnings conference call over the Internet on Tuesday, April 21, 2015 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Senior Vice President and Chief Financial Officer Heath Mitts will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com.

Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID # 13598710.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

# IDEX CORPORATION

## Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
*(unaudited)*

| | Three Months Ended March 31, 2015 | 2014 |
|---|---|---|
| Net sales | $ 502,198 | $ 543,996 |
| Cost of sales | 276,157 | 299,576 |
| Gross profit | 226,041 | 244,420 |
| Selling, general and administrative expenses | 124,284 | 130,585 |
| Operating income | 101,757 | 113,835 |
| Other (income) expense - net | (1,723) | (844) |
| Interest expense | 10,597 | 10,457 |
| Income before income taxes | 92,883 | 104,222 |
| Provision for income taxes | 26,929 | 29,674 |
| Net income | $ 65,954 | $ 74,548 |
| *Earnings per Common Share:* | | |
| Basic earnings per common share [a] | $ 0.84 | $ 0.92 |
| Diluted earnings per common share [a] | $ 0.84 | $ 0.91 |
| *Share Data:* | | |
| Basic weighted average common shares outstanding | 77,996 | 80,527 |
| Diluted weighted average common shares outstanding | 78,856 | 81,575 |

**Condensed Consolidated Balance Sheets**
**(in thousands)**
***(unaudited)***

| | March 31, 2015 | December 31, 2014 |
|---|---|---|
| **Assets** | | |
| Current assets | | |
| Cash and cash equivalents | $ 494,496 | $ 509,137 |
| Receivables - net | 267,206 | 256,040 |
| Inventories | 243,565 | 237,631 |
| Other current assets | 76,121 | 72,983 |
| Total current assets | 1,081,388 | 1,075,791 |
| Property, plant and equipment - net | 216,336 | 219,543 |
| Goodwill and intangible assets | 1,551,227 | 1,592,441 |
| Other noncurrent assets | 20,203 | 20,295 |
| Total assets | $ 2,869,154 | $ 2,908,070 |
| **Liabilities and shareholders' equity** | | |
| Current liabilities | | |
| Trade accounts payable | $ 131,018 | $ 127,462 |
| Accrued expenses | 140,669 | 163,409 |
| Short-term borrowings | 88,350 | 98,946 |
| Dividends payable | - | 22,151 |
| Total current liabilities | 360,037 | 411,968 |
| Long-term borrowings | 819,863 | 765,006 |
| Other noncurrent liabilities | 238,262 | 244,645 |
| Total liabilities | 1,418,162 | 1,421,619 |
| Shareholders' equity | 1,450,992 | 1,486,451 |
| Total liabilities and shareholders' equity | $ 2,869,154 | $ 2,908,070 |